Exhibit 99.1

ARC Group Worldwide Announces Alan G. Quasha as Chairman

DELAND, FL—(Marketwired - April 5, 2016) - ARC Group Worldwide, Inc. (“ARC” and the “Company”) (ARCW), a leading global provider of advanced manufacturing and 3D printing solutions, announced today that it has appointed Mr. Alan G. Quasha as Chairman of the Board.

Mr. Quasha is the Chief Executive Officer of Quadrant Management, Inc., (“QMI”) a principal investment management firm he founded in 1978.  Through QMI, Mr. Quasha has started, purchased, and built dozens of businesses across the U.S. and international markets.  Mr. Quasha has deep expertise in the manufacturing industry, among various other industries.  An affiliate of QMI was previously the majority owner of several ARC subsidiaries, including FloMet, which was one of the early pioneers of metal injection molding.

ARC Chief Executive Officer, Jason Young, commented, “We are grateful to have Alan join ARC as Chairman given his strong track record of building businesses and proven entrepreneurial experience.  Furthermore, his more than 30 year history of leadership and deep operating understanding in the technology and manufacturing sectors, most notably in the metal powder industry, fits exceptionally well with our strategy.”

Mr. Quasha is also an Investment Committee Member of Trilantic Capital Partners Fund IV and V, and a board member of Compagnie Financiere Richemont (SWISS: CFR.VX) SA. He also serves on the board of numerous other companies, including his roles as Chairman of Carret Asset Management, LLC and Chairman of Brean Capital, LLC. Mr. Quasha holds a Bachelor's degree from Harvard College, an MBA from Harvard Business School, a Master of Law degree from New York University Law School, and a Doctorate of Law from the Harvard Law School.